CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into this 1st day of July 2018 by and between Trecora Resources (“Trecora”), a Delaware corporation, and Connie J. Cook (“Cook”), a Texas resident, referred to collectively as the “Parties.”
1.    Cook’s Services. Trecora retains Cook to provide professional consulting services as requested by the President or CFO of Trecora. Services may include consulting in the areas of SEC filings, NAV enhancements and other areas as may be mutually agreed upon ("Consulting Services").
2.    Consideration.  In consideration for the Consulting Services to be performed by Cook under this Agreement, Trecora agrees to pay to Cook a monthly fee of Five Thousand and No/100 Dollars ($5,000.00) in return for Cook’s provision of up to one hundred twenty (120) hours of Consulting Services per quarter. In addition, Trecora agrees to pay Cook $125.00 for each hour of Consulting Services in excess of one hundred twenty (120) hours per quarter.
Trecora will reimburse Cook for all reasonable expenses incurred by Cook in performing the Consulting Services, provided, however, that any travel related expenses must be approved in advance by the President or CFO of Trecora. Cook shall submit written documentation and receipts to Trecora on a monthly basis, itemizing the charges and dates on which expenses were incurred. Cook will office from her home or another mutually agreed location and Trecora will provide Cook with a cellular telephone in accordance with Trecora’s policies for executives.
Cook will submit a written invoice to Trecora on a monthly basis for her provision of the Consulting Services. Trecora shall pay Cook the amounts due pursuant to this Agreement within thirty (30) days of invoice receipt by Trecora. In the event Trecora disputes any portion of an invoice, Trecora shall submit payment for any undisputed balance due, pending resolution of any disputed amounts.
3.    Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between Trecora and Cook. Cook is an independent contractor and not an employee of Trecora. The consideration set forth in Section 2 shall be the sole consideration due Cook for the Consulting Services rendered under this Agreement. Trecora will not withhold any amounts for payment of taxes from the compensation of Cook hereunder. Cook will not represent to be or hold herself out as an employee of Trecora.
4.    Term and Termination. The term of this Agreement is for one (1) year from the date of execution, and may be extended by mutual agreement of the Parties. Either party may terminate this Agreement for any reason at any time during the term by written notice directed to the other party given thirty (30) days in advance of the termination date.
5.    Confidentiality. Cook understands and acknowledges that Trecora will provide confidential information with regards to its business and Cook will keep all this information confidential and understands that disclosure can cause irreparable harm to Trecora.
6.    Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly, or sent via electronic means, addressed to the appropriate party at the address set forth below:
Notices to Cook:         Connie Cook

247 PR 8894
Fred, Texas 77616
Phone: (409) 782-3489
Email: ccook@trecora.com

Notices to Trecora:        Simon Upfill-Brown                                    Trecora Resources
1650 Highway 6 South, Suite 190
Sugar Land, Texas 77478
Phone: (281) 980-5522
Email: supfillbrown@trecora.com

7.    General Provisions.
7.1 Entire Agreement and Amendments.  This Agreement (including the attachments hereto) contains the entire agreement between the parties and no oral statements or prior written matter not specifically incorporated herein shall be of any force and effect. No variation, modification or changes in the Agreement shall be binding on either party hereto unless set forth in a written document executed by all parties or a duly authorized agent, officer or representative thereof.
7.2 Assignment.  Nothing in this Agreement shall be construed to permit the assignment by Cook of any of her rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of Trecora.
7.3 Governing Law, Severability.  This Agreement shall be governed by the laws of the State of Texas and venue shall be within the courts of competent jurisdiction in Harris County, Texas. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.
7.4 Waiver. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.
7.5 Drafting. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. It is agreed that all parties have closely read this Agreement and that all requirements of conspicuousness are agreed satisfied or are waived.
WHEREFORE, the parties have executed this Agreement as of the date first written above.
Trecora:

Trecora Resources

By: /s/ Simon Upfill-Brown
Simon Upfill-Brown,
its President

Cook:

/s/ Connie J. Cook
Connie J. Cook